Exhibit 5.1

[Goodwin Procter Letterhead]

April 1, 2021

Retail Properties of America, Inc.

2021 Spring Road, Suite 200

Oak Brook, Illinois 60523

Re:    Securities Registered under Registration Statement on Form S-3

This opinion letter is furnished to you in our capacity as counsel for Retail Properties of America, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (File No. 333-254963) (as amended or supplemented, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement, dated April 1, 2021, (the “Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act relating to the issuance and sale from time to time by the Company of shares of Class A common stock, $0.001 par value per share (the “Common Stock”), of the Company, having an aggregate offering price of up to $250,000,000 (the “Shares”). The Shares are being offered and sold pursuant to distribution agreements, dated as of April 1, 2021, by and between the Company and each of BofA Securities, Inc., Capital One Securities, Inc., Citigroup Global Markets Inc., Jefferies LLC, KeyBanc Capital Markets, Inc., Regions Securities LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as sales agents (the “Distribution Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors or a duly authorized committee thereof prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Distribution Agreements and in exchange for a price per share equal to or greater than the Minimum Price, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which

Retail Properties of America, Inc.

April 1, 2021

is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP